                                                                       Exhibit 4

                          CERTIFICATE OF INCORPORATION
                                       OF
                             DOLAN FAMILY FOUNDATION
                     UNDER SECTION 402 OF THE NOT-FOR-PROFIT
                                 CORPORATION LAW

         The undersigned, a natural person of the age of eighteen years or over, desiring to form a corporation pursuant to the provisions of the Not-for-Profit Corporation Law of the State of New York, hereby certifies:

         FIRST: The name of the corporation is Dolan Family Foundation, hereinafter sometimes called "the Corporation."

         SECOND: The Corporation is a corporation as defined in subparagraph (a)
(5) of Section 102 of the Not-for-Profit Corporation Law, in that it is not formed for pecuniary profit or financial gain, and no part of the assets, income or profit of the Corporation is distributable to, or inures of the benefit of its members, directors or officers or any private person except to the extent permissible under the Not-for-Profit Corporation Law.

         THIRD: The Corporation is a Type B Corporation as defined in Section 201 of the Not-for-Profit Corporation Law.

         FOURTH: Said corporation is organized exclusively for charitable, religious, educational, and scientific purposes, including, for such purposes, the making of distributions to organizations that qualify as exempt organizations under Section 501(c)(3) of the Internal Revenue Code, or corresponding section of any future Federal Tax Code, hereinafter referred to as "the Code".

         FIFTH: Without limiting the absoluteness of the foregoing Article, the Corporations' activities shall consist primarily of making grants for charitable purposes to organizations which qualify as exempt organizations under Section 501(c)(3) of the Code.

         SIXTH: Notwithstanding any other provision of these Articles, the Corporation shall not carry on any other activities not permitted to be carried on (a) by a corporation exempt from Federal Income Tax under Section 501(c)(3) of the Code or (b) by a corporation, contributions to which are deductible under
Section 170(c)(2) of the Code.

         SEVENTH: No part of the net earnings of the Corporation shall inure to the benefit of, or be distributable to its members, trustees, directors, officers or other private persons, except that the corporation shall be authorized and empowered to pay reasonable compensation for services rendered and to make payments and distributions in furtherance of the purposes set forth in Article Fourth hereof.

                                                                       Exhibit 4

         EIGHTH: No substantial part of the activities of the Corporation shall be the carrying on of propaganda, or otherwise attempting to influence legislation, and the corporation shall not participate in, or intervene in (including the publication or distribution of statements), any political campaign on behalf of any candidate for public office.

         NINTH: In the event of dissolution, all of the remaining assets and property of the Corporation shall after necessary expenses thereof be distributed to another organization exempt under Section 501 (c) (3) of the Code or to the Federal government, or state or local government for a public purpose upon approval of a Justice of the Supreme Court of the State of New York.

         TENTH: In any taxable year in which the Corporation is a private foundation as described in Section 509 (a) of he Code, the Corporation shall distribute its income for said period at such time and manner as not to subject it to tax under Section 4942 of the Code; and the Corporation shall not (a) engage in any act of self-dealing as defined in Section 4941 (d) of the Code;
(b) retain any excess business holdings as defined in Section 4943 (c) of the Code; (c) make any investments in such manner as to subject the Corporation to tax under Section 4944 of the Code; or (d) make any taxable expenditures as defined in Section 4945 (d) of the Code.

         ELEVENTH: The office of the Corporation is to be located in the County of Nassau, State of New York.

         TWELFTH: The Corporation shall be operated by a Board of Directors, the number of which is to be no less than three.

         THIRTEENTH: The names and post office addresses of the persons to be the Corporation's Directors until its organization meeting are as follows:

      Name                                                                Address
      ----                                                                -------
Charles F. Dolan                                        Cove Neck Road, Oyster Bay, New York, 11771

Helen A. Dolan                                          Cove Neck Road, Oyster Bay, New York, 11771

Marianne Dolan                                          Cove Neck Road, Oyster Bay, New York, 11771

                                                                       Exhibit 4

         FOURTEENTH: The Secretary of State is hereby designated as the agent of the Corporation upon whom process against it may be served. The post office address to which the Secretary shall mail a copy of the process against the corporation served upon him is: Charles F. Dolan, (no number) Cove Neck Road, Oyster Bay, New York 11771.

         IN WITNESS WHEREOF, I the sole incorporator, hereunto sign my name this 10th day of December, 1986 under penalty of perjury.

                                     /s/ Charles F. Dolan
                                     -------------------------------------
                                          Incorporator
                                     Charles F. Dolan
                                     Cove Neck Road
                                     Oyster Bay, New York 11771

                                                                       Exhibit 4

         I, Henderson W. Morrison, a Justice of the Supreme Court of the State of New York for the Tenth Judicial District do hereby approve the foregoing Certificate of Incorporation of Dolan Family Foundation and consent that the same be filed.

                                        /s/ Henderson W. Morrison
                                     -------------------------------------------
                                     JUSTICE SUPREME COURT

Date: January 12, 1987